Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN

AB PRIVATE CREDIT INVESTORS CORPORATION

AND

AB PRIVATE CREDIT INVESTORS LLC

This Third Amended and Restated Investment Advisory Agreement (the “Agreement”) is made this 10th day of February, 2026, by and between AB Private Credit Investors Corporation, a Maryland corporation (the “Company”), and AB Private Credit Investors LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a closed-end management investment fund that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Company and the Adviser entered into that certain Investment Advisory Agreement dated as of July 27, 2017 (the “Initial Agreement”), that certain Amended and Restated Investment Advisory Agreement dated as of November 13, 2019 (the “First Amended and Restated Agreement”) and that certain Second Amended and Restated Investment Advisory Agreement dated as of March 24, 2022 (the “Second Amended and Restated Agreement”);

WHERES, the Company and the Adviser now wish to amend and restate the Second Amended and Restated Agreement hereby; and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s most recent Annual Report on Form 10-K, and any subsequent filings with the Securities and Exchange Commission (the “SEC”); (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and bylaws as the same shall be amended from time to time; and (iii) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, close and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act, and the rules and regulations promulgated thereunder, with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2. Company’s Responsibilities and Expenses Payable by the Company.

All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all other costs and expenses of its operations, administration and transactions, including, but not limited to, the expenses listed below. The Company will reimburse the Adviser for any expenses incurred by the Adviser that are allocable to the Company pursuant to this paragraph. Such expenses include: reasonable and documented organization and offering; calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); fees and expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisers, in monitoring financial and legal affairs for the Company and in providing administrative services, monitoring the Company’s investments and performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluation and making investments; interest payable on debt, if any, incurred to finance the Company’s investments; sales and purchases of the Company’s common stock and other securities; base management fees and incentive fees payable to the Adviser; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Company’s securities on any securities exchange; federal, state and local taxes; fees and expenses of directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party (the “Independent Directors”); costs of preparing and filing reports or other documents required by the SEC, the Financial Industry Regulatory Authority or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Company’s allocable portion of the fidelity bond, directors’ and officers’ liability and errors and omissions insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Company, the Administrator or the Adviser in connection with administering the Company’s business, including payments under the Administration Agreement and the Expense Reimbursement Agreement between the Company and the Adviser, based upon the Company’s allocable portion of the Adviser’s overhead in performing its obligations under the Administration Agreement and the Expense Reimbursement Agreement, including the allocable portion of the cost of the Company’s chief compliance officer and chief financial officer and their respective staffs. For the avoidance of doubt, the Company shall not be responsible for any expenses related to or arising from the Company’s use of office space.

3. Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The cost of both the Base Management Fee and the Incentive Fee will ultimately be borne by the Company’s common stockholders. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a) The base management fee shall be calculated and payable quarterly in arrears and calculated at an annual rate of 1.25%, calculated based on a percentage of the average outstanding assets of the Company (which equals the gross value of equity and debt instruments, including investments made utilizing leverage), excluding cash assets, during such fiscal quarter. The average outstanding assets will be calculated by taking the average of the amount of assets of the Company at the beginning and end of each month that occurs during the calculation period. The base management fee will be calculated and paid quarterly in arrears but will be accrued monthly by the Company over the fiscal quarter for which such base management fee is paid. The base management fee for any partial quarter will be appropriately prorated.

(b) The Incentive Fee shall consist of two parts, as follows

(i)

(A) The first part (the “Income-Based Incentive Fee”) is calculated and payable quarterly in arrears based on the Company’s net investment income prior to any deductions with respect to such income-based incentive fees and capital gains incentive fees (“Pre-incentive Fee Net Investment Income”) for the quarter, as further described below. Pre-incentive fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial and consulting fees or other fees the Company receives from portfolio companies) that the Company accrues during the fiscal quarter, minus the Company’s operating expenses for the quarter (including the base management fee, expenses payable under the administration agreement, and any interest expense and dividends paid on any issued and outstanding indebtedness or preferred stock, respectively, but excluding, for avoidance of doubt, the income-based incentive fee accrued under U.S. generally accepted accounting principles (“GAAP”)). Pre-incentive fee net investment income also includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. The Adviser is not under any obligation to reimburse the Company for any part of the income-based incentive fees it received that was based on accrued interest that the Company never actually received. Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(B)

Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Company’s net assets (defined as total assets, less indebtedness and before taking into account any incentive fees payable during the period) calculated as an average of the Company’s net assets on the first day of each month during the immediately preceding fiscal quarter, will be compared to various “hurdle rates,” with the incentive fee rate of return increasing at each hurdle rate. The Company shall pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no income-based incentive fee in any calendar quarter in which Pre-incentive Fee Net Investment Income does not exceed 1.5% per quarter (approximately 6% per annum), the “6% Hurdle Rate”; (2) 100% of Pre-incentive Fee Net Investment Income with respect to that portion of such Pre-incentive Fee Net Investment Income, if any, that exceeds the 6% Hurdle Rate but is less than 1.67% in any calendar quarter (the “6% Catch-up Cap”), approximately 6.67% per annum. This portion of Pre-incentive Fee Net Investment Income (which exceeds the 6% Hurdle Rate but is less than the 6% Catch-up Cap) is referred to as the “6% Catch-up.” The 6% Catch-up is meant to provide the Adviser with 10.0% of the Pre-incentive Fee Net Investment Income as if hurdle rate did not apply if this net investment income exceeded 1.67% but was less than 1.94% in any calendar quarter; (3) 10.0% of the amount of Pre-incentive Fee Net

Investment Income, if any, that exceeds the 6% Catch-up Cap, but is less than 1.94% (the “7% Hurdle Rate”), approximately 7.78% per annum. The 7% Hurdle Rate is meant to limit the Adviser to 10% of the Pre-incentive Fee Net Investment Income until the amount of Pre-incentive Fee Net Investment Income exceeds 1.94%, approximately 7.78% per annum; (4) 100% of Pre-incentive Fee Net Investment Income with respect to that portion of such Pre-incentive Fee Net Investment Income, if any, that exceeds the 7% Hurdle Rate but is less than 2.06% in any calendar quarter (the “7% Catch-up Cap”), approximately 8.24% per annum. This portion of Pre-incentive Fee Net Investment Income (which exceeds the 7% Hurdle Rate but is less than the 7% Catch-up Cap) is referred to as the “7% Catch-up.” The 7% Catch-up is meant to provide the Adviser with 15.0% of the Pre-incentive Fee Net Investment Income as if a hurdle rate did not apply if this net investment income exceeded 2.06% but was less than 2.35% in any calendar quarter; (5) 15.0% of the amount of Pre-incentive Fee Net Investment Income, if any, that exceeds the 7% Catch-up Cap, but is less than 2.35% (the “8% Hurdle Rate,” approximately 9.41% per annum). The 8% Hurdle Rate is meant to limit the Adviser to 15% of the Pre-incentive Fee Net Investment Income until the amount of Pre-incentive Fee Net Investment Income exceeds 2.06%, approximately 9.41% per annum; and (6) 100% of Pre-incentive Fee Net Investment Income with respect to that portion of such Pre-incentive Fee Net Investment Income, if any, that exceeds the 8% Hurdle Rate but is less than 2.42% in any calendar quarter (the “8% Catch-up Cap”), approximately 9.7% per annum. This portion of Pre-incentive Fee Net Investment Income (which exceeds the 8% Hurdle Rate but is less than the 8% Catch-up cap) is referred to as the “8% Catch-up”. The 8% Catch-up is meant to provide the Adviser with 17.5% of the Pre-incentive Fee Net Investment Income as if a hurdle rate did not apply if this net investment income exceeded 2.42% in any calendar quarter; and (7) 17.5% of the amount of Pre-incentive Fee Net Investment Income, if any, that exceeds 2.42% in any calendar quarter. These calculations shall be appropriately pro-rated for any period of less than three months.

(ii)

The second part of the Incentive Fee (the “Capital Gains Fee”) shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), and will equal 17.5% of the Company’s aggregate cumulative realized capital gains, if any, from the date of the Company’s election to be regulated as a BDC through the end of each calendar year, computed net of all aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation, less the aggregate amount of any previously paid capital gain Incentive Fees, with respect to each of the investments in the Company’s portfolio. For purposes of this Section 3(b)(ii), the Company’s “aggregate cumulative realized capital gains” will not include any unrealized appreciation. The Capital Gains Fee is not subject to any minimum return to stockholders. If such amount is negative, then no Capital Gains Fee will be payable for such year. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

The Company shall defer cash payment of any income-based incentive fee and/or any capital gains incentive fee otherwise earned by the Adviser if, during the most recent four full fiscal quarter period ending on or prior to the date such payment is to be made, the sum of (a) the pre-incentive fee net investment income, (b) the realized capital gain / loss and (c) the unrealized capital appreciation/depreciation, expressed as a rate of return on the value of our net assets, is less than 6.0%. Any such fees deferred hereunder or under any of the Initial Agreement, First Amended and Restated Agreement or Second Amended and Restated Agreement are, in each case, carried over for payment in subsequent calculation periods to the extent such payment is payable under this Agreement.

4. Covenants of the Adviser.

The Adviser covenants that it will remain registered as an investment adviser under the Advisers Act so long as the Company maintains its election to be regulated as a BDC under the Investment Company Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5. Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

6. Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

7. Limitation of Liability of the Adviser; Indemnification.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its sole member) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 3 6(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its members and the Administrator and persons formerly serving in such capacities, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

8. Effectiveness, Duration and Termination.

(a) This Agreement shall become effective as of the first date above written. This Agreement shall continue in effect for one year from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the affirmative vote of a majority of the Board, or by the affirmative vote of a majority of the outstanding voting securities of the Company, and (B) the affirmative vote of a majority of the Company’s Independent Directors, in accordance with the requirements of the Investment Company Act.

(b) This Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days’ written notice, by: (i) the affirmative vote of a majority of the outstanding voting securities of the Company, (ii) the affirmative vote of a majority of the Board, including a majority of the Independent Directors, or (iii) the Adviser.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

(d) The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 7 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

9. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

10. Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

11. Entire Agreement; Governing Law; Forum.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof, including the Second Amended and Restated Agreement. For clarity, any Base Management Fees or Incentive Fees earned but not yet paid pursuant to the terms of the Second Amended and Restated Agreement shall survive in accordance with the terms of the Second Amended and Restated Agreement. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any Proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the personal jurisdiction of the Supreme Court, State of New York, New York County and of the US District Court for the Southern District of New York, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a Proceeding must be heard and determined exclusively in the Supreme Court, State of New York, New York County or the US District Court for the Southern District of New York. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

12. Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

If this Agreement is terminated or if the Adviser so requests in writing, the Company shall take all necessary action to change its name to a name not including the terms “AB” or “AB Private Credit Investors” or “ABPCI” or “PCI” or “Alliance” or “Bernstein” or “AllianceBernstein.” The Adviser may from time to time make available without charge to the Company for its use such marks or symbols owned by the Adviser, including marks or symbols containing the terms “AB” or “AB Private Credit Investors” or “ABPCI” or “PCI” or “Alliance” or “Bernstein” or “AllianceBernstein” or any variation thereof, as the Adviser may consider appropriate. Any such marks or symbols so made available will remain the property of the Adviser and the Adviser shall have the right, upon notice in writing, to require the Company to cease the use of such mark or symbol at any time.

13. Counterparts.

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

14. Survival.

The provisions of Sections provisions of Sections 2, 3 (to the extent that the Base Management Fee or Incentive Fee is earned by the Adviser prior to the termination of this Agreement), 7, 9, 11, 12 and 14 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Investment Advisory Agreement to be duly executed on the date above written.

AB PRIVATE CREDIT INVESTORS CORPORATION

By:	/s/ J. Brent Humphries
Name: J. Brent Humphries
Title: President and Chairman of the Board

AB PRIVATE CREDIT INVESTORS LLC

By:	/s/ J. Brent Humphries
Name: J. Brent Humphries
Title: President

[Signature Page to Third A&R Investment Advisory Agreement]